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Investor Relations
(972) 699-4055
Email: investor@furmanite.com

FURMANITE CFO ANNOUNCES RETIREMENT;
SUCCESSOR APPPOINTED

DALLAS, TEXAS (June 1, 2009) – Furmanite Corporation (NYSE: FRM) today reported that Howard C. Wadsworth, chief financial officer, has announced he will retire at the end of June 2009. Mr. Wadsworth joined the company in 1990, and has served as its CFO since that time. Miguel A. Desdin, senior vice president of finance, has been designated to succeed Mr. Wadsworth.

“Howard has played an important role in our company’s success,” said Michael L. Rose, chairman and CEO of Furmanite. “He was an integral part of the management team that grew Furmanite into what it is today. During his 19-year tenure, he oversaw Furmanite’s financial management and effectively represented the company in the investment community. All of us at Furmanite appreciate and value Howard’s many contributions to Furmanite, and wish him all the best in his retirement.”

Mr. Rose continued: “The board and I are very pleased that Miguel will succeed Howard as our CFO. He has proven his ability to manage the complex finance functions of our global operations, as well as contribute to our strategic direction and operational performance. I look forward to his valuable contribution to Furmanite as a member of our leadership team.”

ABOUT FURMANITE CORPORATION
Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 80 offices on six continents. For more information, visit www.furmanite.com.